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                                                                   Exhibit 8.1

                                  212-450-4606

                                                                 June 12, 1996

Aetna Life and Casualty Company
151 Farmington Avenue
Hartford, CT 06156-7505

Ladies and Gentlemen:

                We have acted as your counsel in connection with the proposed acquisition by Aetna Inc. ("Parent") of all the outstanding stock of Aetna Life and Casualty Co. ("Aetna") and U.S. Healthcare Inc. ("U.S. Healthcare") pursuant to the Agreement and Plan of Merger dated March 30, 1996, as amended on May 30, 1996 (the "Amended Merger Agreement"). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Joint Proxy Statement/Prospectus of Aetna and U.S. Healthcare to be filed with the Securities and Exchange Commission on June 12, 1996 (the "Joint Proxy Statement/Prospectus").

                As contemplated in the Amended Merger Agreement, a wholly owned subsidiary of Parent will merge with and into Aetna (the "Aetna Sub Merger") and a wholly owned subsidiary of Parent will merge with and into U.S. Healthcare (the "U.S. Healthcare Sub Merger") (together, the "Mergers").

                We have reviewed the Amended Merger Agreement, the Voting Agreement as amended on May 30, 1996, the Parent Rights Agreement, the Joint Proxy Statement/Prospectus, and such other documents as we have deemed necessary or appropriate for purposes of our opinion.

                In forming our opinion, we have relied on upon the facts contained in such documents, have assumed that the transactions contemplated by the Amended Merger Agreement will be consummated in accordance therewith, and that

1. The managements of Parent, U.S. Healthcare and Aetna respectively do not have knowledge of any agreement, plan or intention on the part of any



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Aetna Life and Casualty Co.           -2-                          June 12, 1996

        shareholder of Aetna or U.S. Healthcare to sell, exchange, or otherwise dispose of Parent stock received by such shareholders in the Mergers;

2. There is no plan or intention for Parent to issue additional stock following the Mergers, except for (i) issuance of shares under compensatory option plans and (ii) upon conversion of Parent Mandatorily Convertible Preferred Stock;

3. There is no plan or intention for Parent or any affiliated corporations to redeem or reacquire any of the Parent Common Stock or Parent Mandatorily Convertible Preferred Stock issued pursuant to the Mergers;

4. There is no plan or intention of Parent or its affiliates (a) to liquidate Aetna or U.S. Healthcare, (b) to merge, liquidate or consolidate Parent, Aetna or U.S. Healthcare, with or into any other corporation (including, without limitation, any affiliated corporation),
        (c) to sell, transfer, distribute, or otherwise dispose of the stock of Aetna, U.S. Healthcare, or their respective subsidiaries, or (d) to sell, transfer, distribute, or otherwise dispose of any of the assets of Aetna or U.S. Healthcare or their subsidiaries (other than in the ordinary course of business):

5. The Excess Shares issued by Parent in connection with the Mergers will not exceed five percent of the total shares of Parent Common Stock and five percent of the total shares of Parent Mandatorily Convertible Preferred Stock issued in connection with the Mergers;

6. Parent will not be an investment company within the meaning of Treasury Regulation Section 1.351-1(c)(1)(ii).

                Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative pronouncements and judicial precedents in effect as of the date hereof, all of which are subject to change at any time.

                Based upon the foregoing, we are of the opinion that neither Aetna nor the shareholders of Aetna will recognize gain or loss for U.S. federal income tax purposes as a result of the Aetna Sub Merger.

                We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the use of our name under the captions "Certain Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as
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Aetna Life and Casualty Co.           -3-                          June 12, 1996

amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                Our opinion is based on existing facts and circumstances and is conditioned on representations to be made on the Merger Date by Aetna, U.S. Healthcare and Parent consistent with those assumed above.

                                        Very truly yours,

                                        /s/ Davis Polk & Wardwell